First Great-West Life & Annuity Insurance Company

A Stock Company

[50 Main Street White Plains, NY 10606]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY

PLEASE READ THIS ANNUITY CONTRACT CAREFULLY.

ALL PAYOUTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE ANNUITY ACCOUNT VALUE ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. THE ANNUITY ACCOUNT WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS.

A 10% FEDERAL TAX PENALTY MAY APPLY IF A SURRENDER, WITHDRAWAL, OR DISTRIBUTION IS TAKEN PRIOR TO THE TAXPAYER’S ATTAINMENT OF AGE 59  1/2.

RIGHT OF CANCELLATION

10 DAY RIGHT TO EXAMINE CONTRACT. IF THE CONTRACT IS ISSUED AS A REPLACEMENT OF EXISTING LIFE INSURANCE OR ANNUITY COVERAGE, THE RIGHT TO EXAMINE PERIOD IS EXTENDED TO 60 DAYS FROM THE DATE OF RECEIVING IT.

IF NOT SATISFIED WITH THE CONTRACT, RETURN IT TO FIRST GREAT-WEST OR THE ANNUITY SERVICE CENTER WITHIN 10 DAYS OF RECEIVING IT. THE CONTRACT WILL BE VOID FROM THE START, AND FIRST GREAT-WEST WILL REFUND THE GREATER OF: 1) CONTRIBUTIONS (LESS ANY WITHDRAWALS AND DISTRIBUTIONS TAKEN DURING THE FREE LOOK PERIOD); OR 2) THE ANNUITY ACCOUNT VALUE.

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY.

Contributions may be made only during the Accumulation Period or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page. First Great-West will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner’s Annuity Account Value according to the Payout Options provisions of this Contract. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract. This Contract is non-participating and not eligible to share in First Great-West’s divisible surplus.

Signed for First Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[ ]	[ ]
[Richard Schultz],	[Mitchell T.G. Graye],
[Secretary]	[President and Chief Executive Officer]

J555-NY

CONTRACT DATA PAGE

ANNUITY INFORMATION		OWNER INFORMATION

Annuity Contract Number:	[1234567]	Owner:	[JOHN C. DOE]

Effective Date:	[July 1, 2012]	Date of Birth:	[April 1, 1969]

Status of Annuity:	[Non-Qualified Annuity ]	Tax ID Number:	[111-11-1111]

Initial Contribution:	[$50,000]	Joint Owner:	[JANE B. DOE]

Annuity Commencement Date:	[March 1, 2014]	Date of Birth:	[November 12, 1973]

Maximum Annuitization Age:	90 years	Tax ID Number:	[###-##-####]

ANNUITANT INFORMATION

Annuitant:	[JOHN C. DOE]

Date of Birth:	[March 22, 1967]

Tax ID Number:	[###-##-####]

Contingent Annuitant:	[DAVID J. DOE]

Date of Birth:	[June 6, 1989]

Tax ID Number:	[###-##-####]

BENEFICIARY INFORMATION

Beneficiary:	[Sally Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[###-##-####]

Contingent Beneficiary:	[Sammy Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[###-##-####]

J555-NY

CHARGES AND DEATH BENEFIT INFORMATION

DEATH BENEFIT: The Owner has elected Death Benefit Option 1: Return of Annuity Account Value. The issue ages for Death Benefit Option 1 are ages 18-85.

As described in the Death Benefit Provisions, the death benefit payable under this Option 1 will be equal to the Annuity Account Value as of the date the Request for payout is received, less Premium Tax, if any.

The Owner must not be older than age 85 at the time of purchase to elect Death Benefit Option 1.

CHARGES: Mortality and Expense Risk Charge for Death Benefit Option 1: [.25%]

OR

DEATH BENEFIT: The Owner has elected Death Benefit Option 2: Guaranteed Minimum Death Benefit. The issue ages for Death Benefit Option 2 are ages 18-80.

As described in the Death Benefit Provisions, the death benefit payable under this Option 2 will be the greater of:

•	the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any; or

•	the sum of Contributions applied to the Contract as of the date the Request for payment is received, less partial withdrawals and Premium Tax, if any.

The Owner must not be older than age 80 at the time of purchase to select Death Benefit Option 2.

CHARGES: Mortality and Expense Risk Charge for Death Benefit Option 2: [.45%]

CONTRACT INFORMATION

This Contract Data Page reflects the information with which your Contract has been established as of the Effective Date. If any information on this page needs to be changed or corrected, please contact the Annuity Service Center as identified in the prospectus.

J555-NY

Section 1: Definitions

Accumulation Period - the time period between the Effective Date and the earlier of the Annuity Commencement Date or Payout Election Date

Accumulation Unit - an accounting measure used to determine the Annuity Account Value before the date annuity payouts commence.

Annuitant - the person named in the application and in the Contract Data Page upon whose life the payout of an annuity is based and who will receive annuity payouts. If a Contingent Annuitant is named, then the Annuitant will be considered the primary Annuitant.

Annuity Account - an account that reflects the Owner’s Sub-Accounts in both the Investment Segment and Income Segment.

Annuity Account Value –the total value of all the Owner’s Sub-Accounts in both the Investment Segment and Income Segment. The Annuity Account Value is credited with a return based upon investment experience of the Sub-Account(s) selected by the Owner and will increase and decrease accordingly.

Annuity Commencement Date – the date annuity payouts begin, which is either the Payout Election Date or the Annuitant’s 90th birthday if no Payout Election Date has been established. The Annuity Commencement Date may be changed by the Owner prior to the Annuity Commencement Date or it may be changed by the Beneficiary upon death of an Owner only if the Beneficiary is the Owner’s surviving Spouse and elects to continue the Contract.

Annuity Payout Period - the period beginning on the Annuity Commencement Date and continuing until all annuity payouts have been made under this Contract.

Annuity Service Center – [P. O. Box 173920 Denver, CO 80217-3920]. The toll-free telephone number is [1-888-xxx-xxxx].

Annuity Unit - an accounting measure used to determine the dollar value of any variable annuity payout after the first annuity payout is made.

Automatic Bank Draft Plan - a plan provided to the Owner to allow for automatic payment of Contributions. The Contribution amount will be withdrawn from a pre-authorized account and automatically credited to the Annuity Account.

Beneficiary - the person(s) designated by the Owner to receive death proceeds which may become payable upon the death of an Owner. If the surviving Spouse of an Owner is the surviving Joint Owner, the surviving Spouse will be deemed to be the Beneficiary upon such Owner’s death and may take the death benefit or elect to continue this Contract in force. The Beneficiary is shown on the Contract Data Page unless later changed by the Owner.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. In the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used, except as otherwise provided,

Code – the Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this Contract.

Contingent Annuitant - the person named in the application who will become the Annuitant upon the death of the primary Annuitant. The Contingent Annuitant is the person named in the Contract Data Page, unless later changed by Request while the primary Annuitant is alive and before annuity payouts have commenced.

Contingent Beneficiary - the person designated by the Owner to become the Beneficiary when the primary Beneficiary dies.

Contract - the document issued to the Owner which specifies the rights and obligations of the Owner, together with any Rider and Endorsement, if applicable.

Contributions - purchase amounts received and allocated to the Sub-Account(s) prior to any other deductions.

Due Proof of Death – (i) an original or certified copy of a death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to First Great-West.

Effective Date - the date on which the first Contribution is credited to the Annuity Account.

First Great-West Life & Annuity Insurance Company (First Great-West) - the issuer and underwriter for this Contract.

Home Office – the principal office of First Great-West located at [50 Main Street, 10th Floor, White Plains, NY 10606], or an institution designated by First Great-West.

Income Segment – assets allocated to the Sub-Account(s) associated with the Rider attached to this Contract.

Investment Segment – assets allocated to the Sub-Account(s) not associated with the Rider attached to this Contract.

Income Segment Account Value - the sum of the values of the Sub-Account(s) in the Income Segment credited to the Owner under the Annuity Account.

Investment Segment Account Value - the sum of the values of the Sub-Accounts in the Investment Segment credited to the Owner under the Annuity Account.

Non-Qualified Annuity Contract - an annuity Contract which is not intended to satisfy the requirements of Section 408(b) of the Code. This Contract may be issued as a Non-Qualified Annuity Contract.

Owner - the person or persons named on the Contract Data Page and Rider Data Page, if applicable. The Owner is entitled to exercise all rights and privileges under the Contract while the Annuitant is living. Joint Owners must be one another’s Spouse as of the Effective Date. The Annuitant will be the Owner unless otherwise indicated in the application. The Owner must be a natural person.

Payout Election Date - the date on which Investment Segment annuity payouts or periodic withdrawals begin.

Portfolio – an open-end management investment company or portfolio thereof, which serves as a variable investment option under the Series Account.

Premium Tax – the amount of tax, if any, charged by a state or other governmental authority.

Qualified Annuity Contract – an annuity contract that is intended to qualify under Section 408(b) of the Code. This Contract may be issued as a Qualified Annuity Contract.

Request - any instruction in a form, written, telephoned, electronic or computerized, satisfactory to First Great-West and received at the Annuity Service Center from the Owner or the Owner’s designee (as specified in a form acceptable to First Great-West) or the Beneficiary, (as applicable) as required by any provision of this Contract. The Request is subject to any action taken or payout made by First Great-West before it was processed. For the purposes of this Contract, a written Request shall be deemed to include electronic mail transmissions only if such transmissions include pdf or other facsimile transmissions clearly reproducing the manual signature.

Rider – the Guaranteed Lifetime Withdrawal Benefit Rider issued by First Great-West that is initiated by allocating money to an Income Segment Covered Fund.

Series Account - the segregated investment account established by First Great-West under New York law and registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. The investment policy of the Series Account may not be changed without any required regulatory approval.

Spouse – a person legally married to another person under applicable federal law.

Sub-Account - a division of the Series Account holding the shares of a Portfolio in the Investment Segment, the Income Segment, or both. There is a Sub-Account for each Portfolio.

Surrender Value – is equal to the Annuity Account Value on the Transaction Date of the surrender, less premium tax, if applicable

Transaction Date - the date on which any Contribution or Request from the Owner will be processed. Contributions and Requests received after 4:00 p.m. ET will be deemed to have been received on the next Business Day. Requests will be processed and the Annuity Account Value will be valued on each day that the New York Stock Exchange is open for trading.

Transfer - the moving of amounts between and among the Sub- Account(s).

Valuation Date - the date on which the net asset value of each Portfolio is determined.

Valuation Period - the period between two successive Valuation Dates.

Section 2: Ownership and Beneficiary Provisions

2.01	RIGHTS OF OWNER

The Owner has the sole and absolute power to exercise all rights and privileges in this Contract. Upon the death of an Owner or the Annuitant, the Death Benefit Provisions section will apply.

2.02	NO TRANSFER OR ASSIGNMENT OF CONTRACT OR RIDER

The interests of the Owner may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated, except as otherwise provided in the Contract or Rider.

2.03	DESIGNATION OF BENEFICIARY

Unless changed as provided below, or as otherwise required by law, the Beneficiary (and the Contingent Beneficiary, if one is named) will be as shown on the Contract Data Page. Unless otherwise indicated, if more than one Beneficiary is designated, then each such Beneficiary so designated will share equally in any benefits and or rights granted by the Contract to such Beneficiary, or allowed by First Great-West. First Great-West may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

2.04	CHANGE OF BENEFICIARY

The Owner may change the Beneficiary by written Request. First Great-West shall not be bound by any change of Beneficiary unless it is made in writing and recorded at the Annuity Service Center. A change of Beneficiary will take effect as of the date the written Request was signed, subject to receipt at the Annuity Service Center, unless a certain date is specified by the Owner.

If an Owner dies before the date the Request was processed, the change will take effect as of the date of the Request, unless First Great-West has already made a payout or has otherwise taken action on a designation or change before receipt or processing of such Request. If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force.

An irrevocable Beneficiary designation may not be changed without the written consent of that Beneficiary, except to the extent required by law.

2.05	CONTINGENT BENEFICIARY

While the Annuitant is alive, the Owner may, by written Request, designate or change a Contingent Beneficiary from time to time. First Great-West shall not be bound by any change of Contingent Beneficiary unless it is made in writing and recorded at the Annuity Service Center.

2.06	DEATH OF BENEFICIARY

The interest of any Beneficiary who dies before an Owner or the Annuitant will terminate at the death of such Beneficiary and the Contingent Beneficiary, if any, will become the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner has indicated otherwise by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant.

2.07	SUCCESSIVE BENEFICIARIES

If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time of an Owner’s death, any benefits payable will be paid to the Owner’s estate.

2.08	ANNUITANTS

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, change the Annuitant. First Great-West shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Annuity Service Center. If this is a Qualified Annuity Contract, the Annuitant will at all times be the Owner of the Contract.

2.09	CONTINGENT ANNUITANT

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, designate or change a Contingent Annuitant. First Great-West shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Annuity Service Center.

2.10	OWNERSHIP OF SERIES ACCOUNT

First Great-West has absolute Ownership of the assets of the Series Account. The portion of the assets of the Series Account equal to the reserves and other Contract liabilities with respect to the Series Account are not chargeable with liabilities arising out of any other business First Great-West may conduct.

Section 3: Contributions

3.01	EFFECTIVE DATE

The Effective Date, shown on the Contract Data Page, is the date the initial Contribution is credited to the Annuity Account.

3.02	CONTRIBUTIONS

Contributions can be made at First Great-West’s Home Office or through the Annuity Service Center at any time during the Accumulation Period. The minimum Initial Contribution amount accepted by First Great-West is [$10,000]. Coverage will begin on the Effective Date.

At any time after the Effective Date and during the lifetime of the Annuitant, before the Annuity Commencement Date, the Owner may make additional Contributions. The minimum amount accepted after the Initial Contribution is [$500] or, if Owner chooses the Automatic Bank Draft Plan, the minimum amount accepted is [$100.] Total Contributions while this Contract is in force may exceed [$1,000,000] with prior approval from First Great-West. First Great-West may modify these limitations, by lowering minimum applicable requirements or accepting larger maximum total contributions.

If a Contribution is cancelled or if a check for a Contribution is returned due to insufficient funds, the Owner will be responsible for any losses or fees imposed by the bank and losses that may be incurred as a result of any decline in the value of the cancelled purchase. First Great-West reserves the right to refrain from allocating Contributions to the selected Sub-Accounts until notification is received that the check for the Contribution has cleared.

3.03	ALLOCATION OF CONTRIBUTIONS

If the application is in good order, the Initial Contribution will be applied within two Business Days of receipt at the Home Office. During the Right to Examine Period, all Contributions will first be allocated to the Money Market Sub-Account and will remain there until the next Transaction Date following the end of the Right to Examine Period. On that date, the Annuity Account Value held in the Money Market Sub-Account will be allocated to the Sub-Accounts selected by the Owner. During the Right to Examine Period, the Owner may change the allocations to the Sub-Accounts. Any changes made during the Right to Examine period will take effect after the Right to Examine Period has expired.

If the Contract is returned during the Right to Examine Period, it will be void from the start, and First Great-West will refund the greater of: 1) Contributions (less any withdrawals and distributions taken during the Right to Examine Period); or 2) the Annuity Account Value. After the Right to Examine Period, subsequent Contributions will be allocated to the Annuity Account in the proportion Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

Section 4: Annuity Account Value Provisions

4.01	ANNUITY ACCOUNT VALUE

The Annuity Account Value for the Owner on any date during the Accumulation Period will be the sum of the values of the Sub-Accounts.

The value of the Owner’s interest in a Sub-Account will be determined by multiplying the number of the Owner’s Accumulation Units by the accumulation unit value for that Sub-Account.

4.02	ACCUMULATION UNITS

For each Contribution, the number of Accumulation Units credited to the Owner for a Sub-Account will be determined by dividing the amount of the Contribution, by the accumulation unit value for that Sub-Account on the applicable Transaction Date.

4.03	ACCUMULATION UNIT VALUE

The initial accumulation unit value of each Sub-Account was established at $10. The accumulation unit value of a Sub-Account on a Valuation Date is calculated by multiplying the accumulation unit value as of the immediately preceding Valuation Date by the net investment factor as described in the Net Investment Factor provision below.

The dollar value of an Accumulation Unit will vary in amount depending on the investment experience of the Portfolio and charges taken from the Sub-Account.

4.04	NET INVESTMENT FACTOR

The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b), and subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share of the Portfolio shares held in the Sub-Account determined as of the end of the current Valuation Period; plus

(ii)	the per share amount of any dividend (or, if applicable, capital gain distributions) made by the applicable Portfolio on shares held in the Sub-Account if the “ex-dividend” date occurs during the current Valuation Period; minus or plus

(iii)	a per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account, which is determined by First Great-West to have resulted from the investment operations of the Sub-Account.

(b)	is the net result of:

(i)	the net asset value per share of the Portfolio shares held in the Sub-Account determined as of the end of the immediately preceding Valuation Period; minus or plus

(ii)	the per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account for the immediately preceding Valuation Period.

(c)	is an amount representing the risk charge deducted from each Sub-Account on a daily basis, equal to an annual rate as shown in the Charges section on the Contract Data Page as a percentage of the daily net asset value of each Sub-Account. This charge will not exceed the maximum Mortality and Expense Charge shown on the Contract Data Page.

The net investment factor may be greater than, less than, or equal to one. Therefore, the accumulation unit value may increase, decrease or remain unchanged.

4.05	MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge compensates First Great-West for its assumption of certain mortality and expense risks. The Mortality and Expense Risk Charge is reflected in the unit values of each of the Sub-Accounts selected. As a result, this charge will continue to be applicable to any variable annuity payout option or periodic withdrawal option.

This charge is described above in the Net Investment Factor provision and the maximum Mortality and Expense Charge for the Death Benefit Option elected is shown on the Contract Data Page.

Section 5: Transfer Provisions

5.01	TRANSFERS

The Owner may make Transfers by Request. The following provisions apply:

(a)	At any time this Contract is in force the Owner, by Request, may Transfer all or a portion of the Annuity Account Value among the Sub-Accounts currently offered by First Great-West.

(b)	A Transfer will be effective upon the Transaction Date.

(c)	First Great-West does not currently charge an administrative fee for Transfers. First Great-West reserves the right to impose a fee in the future for Transfers between Sub-Accounts.

(d)	First Great-West reserves the right, in the future, to set minimum dollar amounts or minimum percentages of Annuity Account Value permitted to be Transferred from a Sub-Account;

(e)	First Great-West reserves the right, in the future, to set minimum dollar amounts that must remain in a Sub-Account after giving effect to a Transfer;

(f)	First Great-West reserves the right to terminate or otherwise restrict the Transfer privilege as to any Owner who is identified by a Portfolio or First Great-West as being engaged in market timing or other prohibited trading practices; and

(g)	Transfers to and from the Income Segment are subject to the provisions of the Rider attached to this Contract, if applicable; and

(h)	Transfers after the Annuity Commencement Date are subject to the restrictions of Section 9.03.

5.02	DOLLAR COST AVERAGING

By Request, the Owner may elect Dollar Cost Averaging in order to purchase units of the Sub-Accounts over a period of time.

The Owner may Request to automatically Transfer a predetermined dollar amount, subject to First Great-West’s minimum, at regular intervals from the Money Market Sub-Account to one or more of the remaining, then available, Sub-Accounts. The unit value will be determined on the dates of the Transfers. The Owner must specify the percentage to be Transferred into each designated Sub-Account. Transfers may be set up on any one of the following frequency periods; monthly, quarterly, semiannually, or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request.

First Great-West will provide a list of Sub-Accounts eligible for Dollar Cost Averaging which may be modified from time to time.

The Owner may terminate Dollar Cost Averaging at any time by Request. Dollar Cost Averaging will terminate automatically upon the Annuity Commencement Date.

Participation in Dollar Cost Averaging and the Rebalancer Option at the same time is not allowed. Participation in Dollar Cost Averaging does not assure a greater profit, or any profit, nor will it prevent or necessarily alleviate losses in a declining market. First Great-West reserves the right to modify, suspend, or terminate Dollar Cost Averaging at any time.

5.03	THE REBALANCER OPTION

By Request, the Owner may elect the Rebalancer Option only with respect to the Investment Segment in order to automatically Transfer among the Sub-Accounts in the Investment Segment on a periodic basis. This type of Transfer program automatically reallocates the Investment Segment Account Value to maintain a particular percentage allocation among Sub-Accounts selected by the Owner. The amount allocated to each Sub-Account will grow or decline at different rates depending on the investment experience of the Sub-Account.

The Owner may Request that rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request.

Rebalancing may also be set up on a quarterly, semiannual, or annual basis, in which case the first Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. On the Transaction Date for the specified Request, assets will be automatically reallocated to the selected Portfolios. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Investment Segment Account Value must be included.

The Owner must specify the percentage of the Investment Segment Account Value to be allocated to each Sub-Account and the frequency of rebalancing. The Owner may terminate the Rebalancer Option at any time by Request. The Rebalancer Option will terminate automatically upon the Annuity Commencement Date.

Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. First Great-West reserves the right to modify, suspend, or terminate The Rebalancer Option at any time.

Section 6: Death Benefit Provisions

6.01	PAYMENT OF DEATH BENEFIT

Upon Due Proof of Death of an Owner and while this Contract is in force, the death benefit will become payable in accordance with these provisions and subject to Section 72(s) of the Code following First Great-West’s receipt of a Request.

If payment of the death benefit is deferred due to an action to recover the proceeds as defined in New York Insurance law section 3214, interest on the death benefit proceeds will be paid from the date of death of the Annuitant at the rate currently paid by First Great-West on proceeds left on deposit under the interest settlement option.

When an Owner dies before the Annuity Commencement Date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date payments commence. However, on the date a payout option is processed, amounts in the Sub-Account will be Transferred to the Money Market Sub-Account unless the Beneficiary otherwise elects by Request. Distribution of the death benefit may be Requested to be made as follows (subject to the distribution rules set forth below):

1.	payment in a single sum; or

2.	payout under any of the variable annuity options provided under the Contract.

The Death Benefit is determined by the Death Benefit as shown on the Contract Data Page and whether the death of the Owner or Annuitant occurs before or after the Annuity Commencement Date.

6.02	DEATH BENEFIT OPTIONS

Death Benefit Option 1 – Return of Annuity Account Value

The death benefit will be equal to the Annuity Account Value, as of the date the Request for payment is received, less Premium Tax, if any, and subject to the provisions of Sections 3.05 and 4.11 of the Rider.

Death Benefit Option 2 – Guaranteed Minimum Death Benefit

The death benefit will be the greater of:

•	the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any, subject to the provisions of Sections 3.05 and 4.11 of the Rider, if applicable, or

•	the sum of Contributions applied to the Contract as of the date the Request for payment is received, and the impact of partial withdrawals, periodic withdrawals and Premium Tax, if any.

6.03	DISTRIBUTION RULES

If Annuitant Dies Before Annuity Commencement Date

If the Owner is living and the Annuitant Dies before the Annuity Commencement Date, the Contract will continue. If no Contingent Annuitant has been named, the Owner will become the Annuitant, provided however, that the Owner may designate a new Annuitant pursuant to Sections 2.08 and 2.09.

If a Contingent Annuitant was named by the Owner prior to the Annuitant’s death, and the Annuitant dies before the Annuity Commencement Date, while the Owner and Contingent Annuitant are living, no death benefit will be payable by reason of the Annuitant’s death and the Contingent Annuitant will become the Annuitant.

If an Owner Dies Before Annuity Commencement Date

If an Owner dies before the Annuity Commencement Date, and such Owner was not the Annuitant, the following provisions shall apply:

(1) If there is a Joint Owner who is the surviving Spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may take the death benefit or elect to continue this Contract in force.

(2) In all other cases, First Great-West will pay the death benefit to the Beneficiary even if a former Spouse Joint Owner, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner’s death, unless the sole Beneficiary is the deceased Owner’s surviving Spouse and such Beneficiary Requests to become the Owner and the Annuitant and to continue the Contract in force.

Any death benefit payable to the Beneficiary upon an Owner’s death will be distributed as follows:

(1) If the Owner’s surviving Spouse is the person entitled to receive benefits upon the Owner’s death, the surviving Spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or .

(2) If a non-Spouse individual is the person entitled to receive benefits upon the Owner’s death, such individual may elect, not later than one year after the Owner’s date of death, to receive the death benefit in either a single sum or payout under any of the variable annuity options available under the Contract, provided that: (a) such annuity is distributed in substantially equal installments over the life or life expectancy of such Beneficiary; and (b) such distributions begin not later than one year after the Owner’s date of death. If no election is received by First Great-West from an individual non-Spouse Beneficiary such that substantially equal installments have begun no later than one year after the Owner’s date of death, then the entire amount must be distributed within five years of the Owner’s date of death.

The death benefit will be determined as of the date the payouts commence.

If Annuitant Dies After Annuity Commencement Date

Upon the death of the any Owner/Annuitant after the Annuity Commencement Date, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the annuity option then in effect.

If an Owner Dies After Annuity Commencement Date and While the Annuitant is Living

Upon the death of an Owner after the Annuity Commencement Date and while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the annuity option then in effect. All of the Owner’s rights granted under the Contract or allowed by First Great-West will pass to any surviving Joint Owner and, if none, to the Annuitant.

6.04	COMPLIANCE WITH CODE SECTION 72(s)

In any event, no payout of benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time, and any other applicable federal or state law, rules or regulations. These death benefit provisions will be interpreted and administered in accordance with such requirements.

Section 7: Surrenders and Partial Withdrawals

7.01	SURRENDER BENEFIT

At any time prior to the Annuity Commencement Date and subject to the provisions of this Contract, the Owner may surrender this Contract for the Surrender Value which will be computed as of the Transaction Date. First Great-West generally will pay the Surrender Value in a single sum within 7 days after receipt of the Request. A full surrender of this Contract will terminate the Contract and Rider and all benefits therein.

7.02	PARTIAL WITHDRAWALS

The Owner may make a partial withdrawal from the Annuity Account Value at any time, by Request, prior to the Annuity Commencement Date and subject to the terms of this Contract. By Request, the Owner must elect the Sub-Account or combination of them, from which a partial withdrawal is to be made and the amount to be withdrawn from each Sub-Account. Partial withdrawals from the Income Segment are subject to the terms of the Rider.

The minimum partial withdrawal amount is $500. After any partial withdrawal, if the remaining Investment Segment Account Value is less than $2,000, and no contributions have been made for at least two years, then a full surrender of the Investment Segment may be required.

The Annuity Account Value will be reduced by the partial withdrawal amount and the Guaranteed Minimum Death Benefit, if applicable, will be reduced on a pro-rated basis.

Numerical Example

Sum of Contract and Rider (if applicable) Contributions = $50,000

Annuity Account Value = $40,000

Withdrawal amount - $4,000

Adjustment = $36,000 ($40,000 - $4,000)/$40,000 = 0.90

Guaranteed Minimum Death Benefit = $45,000 ($50,000 x 0.90)

The following terms apply:

(a)	No partial withdrawals are permitted after the Annuity Commencement Date, except as provided by the Rider, if applicable.

(b)	If a partial withdrawal is made within 30 days of the date annuity payouts are scheduled to commence, First Great-West may delay the Annuity Commencement Date by 30 days.

(c)	A partial withdrawal will be effective upon the Transaction Date.

7.03	POSTPONEMENT

If First Great-West receives a Request for surrender or partial withdrawal, First Great-West may postpone any cash payment from the Annuity Account Value, for no more than 7 days.

First Great-West may delay payment for:

(a)	any period during which the New York Stock Exchange is closed (other than customary weekend and holding closings) or trading on the New York Stock Exchange is restricted;

(b)	any period during which an emergency exists such that the disposal of or the determination of the value of shares of the Portfolios is not reasonably practicable; or

(c)	any other period as the Securities and Exchange Commission may by order permit for the protection of security holders.

Section 8: General Provisions

8.01	ENTIRE CONTRACT

This Contract, Contract Data Page, tables, Riders, application, Endorsements, if any, and amendments, if any, form the entire Contract between the Owner and First Great-West. This entire Contract supersedes all prior representations, statements, warranties, promises and agreements of any kind, whether oral or written, relating to the subject matter of this Contract. Nothing is incorporated by reference unless a copy is endorsed upon or attached to the contract. All statements in the application, made by an Owner or the Annuitant, will be considered representations and not warranties.

8.02	ELECTRONIC DELIVERY OF INFORMATION

First Great-West will deliver information electronically only if the Owner has consented to receiving information in electronic form. First Great-West will use reasonable procedures to maintain the security of electronically delivered information. Information will be considered to be delivered to the Owner when an email is received. If the Owner consents to receipt of information by electronic means, the Owner agrees to provide an e-mail address to First Great-West and to keep that e-mail address current. Upon notice to the Owner, First Great-West reserves the right to modify, suspend or terminate delivery of information in electronic form at any time.

8.03	CONTRACT MODIFICATION

Upon receiving appropriate state approval and 30 days notice to the Owner, First Great-West may at any time and without the consent of the Owner or any other person, make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet requirements of any law or regulation issued by a governmental agency to which First Great-West or the Owner are subject.

In accordance with applicable law, First Great-West reserves the right to terminate, substitute, discontinue, or add Sub-Accounts. First Great-West will give the Owner notice of the discontinuance of any Sub-Account or Series Account. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. If no request is made by the date the Portfolio is terminated, future contributions will be allocated to the Money Market Sub-Account. Any modifications will not affect the terms, provisions or conditions which are, or may be, applicable to contributions previously made to any such Sub-Account. Any such discontinuation, substitution or addition will be subject to compliance with any applicable regulatory requirements.

First Great-West may cease offering existing variable annuity payout options.

Only the President, Vice-President, or Secretary of First Great-West can modify or waive any provision of this Contract.

8.04	NON-PARTICIPATING

This Contract is non-participating. It is not eligible to share in First Great-West’s divisible surplus.

8.05	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, the annuity payouts established will be made on the basis of the correct age. If payouts were too large because of misstatement, the difference with interest may be deducted by First Great-West from the next payout or payouts. If payouts were too small, the difference with interest may be added by First Great-West to the next payout. The interest rate used will be 3%.

8.06	NOTICE AND PROOF

If the Owner has elected electronic delivery of regulatory information, any notice or demand by First Great-West to or upon the Owner, or any other person, may be given by posting it in the Owner’s Personal Folder and electronically mailing it to that person’s last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. In the event of the death of an Owner or the Annuitant, First Great-West will require Due Proof of Death.

Any application, report, Request, election, direction, notice or demand by the Owner, or any other person, must be made in a form satisfactory to First Great-West.

8.07	TAX CONSEQUENCES OF PAYOUTS

The Owner or Beneficiary, as the case may be, must determine the timing and amount of any benefit payable. Payments elected by the Owner in the form of periodic withdrawals, surrenders or partial withdrawals will be tax reported to the Owner. Annuity payouts are payable to the Annuitant and will be tax reported to the Annuitant. Payments made to a Beneficiary will be tax reported to the Beneficiary.

It is recommended that a competent tax advisor be consulted prior to obtaining any distribution from this Contract. A 10% federal tax penalty may apply if a surrender, withdrawal, or distribution is taken prior to the taxpayer’s attainment of age 59  1/2.

Nothing contained herein will be construed to be tax or legal advice. First Great-West does not assume any responsibility or liability for any damages or costs, including, but not limited to taxes, penalties, interest or attorney fees incurred by the Owner, the Annuitant, the Beneficiary, or any other person arising out of any such determination.

8.08	CURRENCY

All Contributions and all transactions will be in the currency of the United States of America.

8.09	VOTING RIGHTS

First Great-West will vote the shares of a Portfolio. To the extent required by law, First Great-West will vote according to the instructions of the Owner in proportion to the interest in the Sub-Account. In such event, First Great-West will send proxy materials and form(s) to the Owner for a reply. If no reply is received by the date specified in the proxy materials, First Great-West will vote shares of the appropriate Portfolio in the same proportion as shares of the Portfolio for which replies have been received. During the Annuity Payout Period, the number of votes will decrease as the assets held to fund annuity payouts decrease. The Owner will be entitled to receive the proxy materials and form(s).

8.10	CONTRACT TERMINATION

This Contract will terminate:

(a)	on the date the Contract is surrendered; or

(b)	pursuant to the divorce provisions of Sections 3.04 and 4.10 of the Rider; or

(c)	upon the death of the Owner subject to the death benefit provisions of Section 6.

Section 9: Payout Options

9.01	HOW TO ELECT

The Request of the Owner is required to elect, or change the election of, a payout option and must be received by First Great-West at least 30 days prior to the Annuity Commencement Date. The annuity benefits at the time of their commencement will not be less than those that would be provided by the contract accumulation amount to purchase an immediate annuity contract at purchase rates offered by the company at that time to the same class of annuitants.

On the Annuity Commencement Date, the Investment Segment Account Value or Annuity Account Value, pursuant to Section 9.07, may be applied to any of the variable annuity payout options currently available.

If an option has not been elected within 30 days of the Annuity Commencement Date, the Investment Segment Account Value or Annuity Account Value, pursuant to Section 9.07, will be applied under Variable Annuity Payout Option 1 to provide payouts for life with a guaranteed period of 15 years.

9.02	SELECTION OF PAYOUT OPTIONS

(a)	If a single sum payment is elected, the amount to be paid is the Surrender Value in the Investment Segment.

(b)	If a variable annuity payout option is elected, the amount to be applied is the Investment Segment Account Value, or Annuity Account Value, pursuant to Section 9.07, as of the Annuity Commencement Date.

(c)	The minimum amount that may be withdrawn from the Investment Segment Account Value to purchase an annuity payout option is $2,000. If the amount is less than $2,000, First Great-West may pay the amount in a single sum subject to the Partial Withdrawal provisions. Payouts may be elected to be received on any of the following frequency periods: monthly, quarterly, semiannually, or annually.

(d)	Payouts to be made under the annuity payout option selected must be at least $50. First Great-West reserves the right to make the payouts using the most frequent payout interval which produces a payout of not less than $50.

(e)	The maximum amount that may be applied under any annuity payout option is [$1,000,000], unless prior approval is obtained from First Great-West.

(f)	For information on electing periodic withdrawals, refer to the Periodic Withdrawal Option section.

(g)	Except for the provisions set forth in Section 9.07, only the Investment Segment Account Value can be applied to an annuity payout option.

9.03	VARIABLE ANNUITY PAYOUT OPTIONS

The following variable annuity payout options are available:

(a)	Option 1: Variable Life Annuity with Guaranteed Period

Payouts for the guaranteed Annuity Payout Period elected or the lifetime of the Annuitant whichever is longer. The guaranteed Annuity Payout Period elected may be 5, 10, or 15 years, or other options as made available by First Great-West. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payouts at the same interval elected by the Owner. See Variable Life Annuity Tables.

(b)	Option 2: Variable Life Annuity

Payouts for the Annuitant’s lifetime, without a guaranteed period. See Variable Life Annuity Tables.

(c)	Option 3: Any Other Form

Any other form of variable annuity payout option which is acceptable to First Great-West.

These variable annuity payout options are subject to the following provisions:

(1)	Amount of First Payout

The first payout under a variable annuity payout option will be based on the value of each Sub-Account on the 1st Valuation Date preceding the Payout Election Date. It will be determined by applying the appropriate rate from the Variable Life Annuity Tables to the amount applied under the payout option.

The Variable Life Annuity Tables of this Contract illustrate the payout factors that will be used to determine the first monthly payout under a variable annuity payout option. These tables show the dollar amount of the first monthly payout that can be purchased with each $1,000 of Account Value. Amounts shown are based on the [Annuity 2000 Basic mortality table], modified, with an assumed rate of return of [2.5%] per year.

(2)	Annuity Units

The number of Annuity Units credited to the Annuitant for each Sub-Account is determined by dividing the amount of the first payout by the sub-account’s annuity unit value on the 1st Valuation Date preceding the Annuity Commencement Date. The number of Annuity Units used to calculate each payout for a Sub-Account remains fixed during the Annuity Payout Period.

(3)	Amount of Payouts after the First

Payouts after the first will vary depending upon the investment experience of the Sub-Accounts in the Investment Segment. The subsequent amount paid from each sub-account is determined by multiplying (a) by (b) where (a) is the number of sub-account Annuity Units credited and (b) is the Sub-Account Annuity Unit value on the 1st Valuation Date preceding the Annuity Commencement Date. The total amount of each variable annuity payout will be the sum of the variable annuity payouts for each Sub-Account in the Investment Segment.

The Annuity Unit value for any Valuation Period for any Sub-Account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (A) and (B) where:

(A)	is [1/1.025^(1/365)raised to a power equal to the number of days in the current Valuation Period; and

(B)	is the Accumulation Unit value of the same Sub-Account for this Valuation Period divided by the Accumulation Unit value of the same Sub-Account for the immediately preceding Valuation Period.

First Great-West guarantees that the dollar amount of each payout after the first will not be affected by variations in expenses or mortality experience.

(4)	Transfers After the Annuity Commencement Date

Once variable annuity payouts have begun, the Owner may Transfer all or part of the Investment Segment Account Value from one Sub-Account of the Investment Segment Account to another Sub-Account in the Investment Segment Account. Transfers after the Annuity Commencement Date will be made by converting the number of Annuity Units being Transferred to the number of Annuity Units of the Sub-Account to which the Transfer is made. The result will be that the next annuity payout, if it were made at that time, would be the same amount that it would have been without the Transfer. Thereafter, annuity payouts will reflect changes in the value of the new Annuity Units. The Contract’s Transfer provisions will apply.

9.04	PERIODIC WITHDRAWAL OPTION

The Owner must Request that all or part of the Investment Segment Account Value be applied to a Periodic Withdrawal Option. While periodic withdrawals are being received:

•	the Owner may keep the same Sub-Accounts as were in force before periodic withdrawals began;

•	charges and fees under this Contract continue to apply; and

•	the Owner may continue to exercise all contractual rights that are available prior to electing a payout option, except that no Contributions may be made.

9.05	HOW TO ELECT PERIODIC WITHDRAWALS

The Request of the Owner is required to elect, or change the election of, the Periodic Withdrawal Option.

The Owner must Request:

•	the withdrawal frequency of either annual, semi-annual, quarterly or monthly intervals;

•	a withdrawal amount; a minimum of $100 is required;

•	the calendar month, day, and year on which withdrawals are to begin;

•	one Periodic Withdrawal Option; and

•	the allocation of withdrawals from the Sub-Account(s) as follows:

1)	Prorate the amount to be paid across all Investment Segment Sub-Accounts in proportion to the assets in each sub-account; or

2)	Select the Investment Segment Sub-Account(s) from which withdrawals will be made. Once the Sub-Accounts(s) have been depleted, First Great-West will automatically prorate the remaining withdrawals against all remaining available Investment Segment Sub-Accounts, unless the Owner Requests the selection of another Sub-Account.

The Owner may elect to change the withdrawal option and/or frequency once each calendar year.

Periodic withdrawals will cease on the earlier of the date:

•	the amount elected to be paid under the option selected has been reduced to zero;

•	the Investment Segment Account Value is zero;

•	the Owner Requests that withdrawals stop;

•	the Owner purchases an annuity option; or

•	the death of an Owner or the Annuitant.

9.06	PERIODIC WITHDRAWAL OPTIONS AVAILABLE IN INVESTMENT SEGMENT

The Owner must elect one of these 3 withdrawal options:

1)	Income for a Specified Period for at least thirty-six (36) months - The Owner elects the duration over which withdrawals will be made. The amount paid will vary based on the duration; or

2)	Income of a Specified Amount for at least thirty-six (36) months - The Owner elects the dollar amount of the withdrawals. Based on the amount elected, the duration may vary; or

3)	Any Other Form for a period of at least thirty-six (36) months - Any other form of periodic withdrawal which is acceptable to First Great-West.

9.07	ANNUITY COMMENCEMENT DATE

Annuity payouts will begin on the Annuitant’s 90th birthday if no Payout Election Date has been established. If Installments have begun under the Rider, only the Investment Segment will be annuitized. If Installments have not begun under the Rider, then the entire Account Value will be annuitized at that time and any benefit under the Rider will terminate.

9.08	BETTERMENT OF RATES

The amount used to purchase any single consideration immediate annuity contract offered by First Great-West will be equal to cash surrender value of this Contract. Annuity benefits at the time of their commencement will not be less than those that would be provided to another applicant in the same rating class of annuitants.

Variable Life Annuity Table

FEMALE

Monthly Payout for Each $1,000

of Annuity Account Value

	Without	With Guaranteed Period				Without	With Guaranteed Period
Age of Annuitant	Guaranteed period	5 years	10 years	15 years	Age of Annuitant	Guaranteed period	5 years	10 years	15 years

[45	$3.09	$3.09	$3.09	$3.08	71	$5.14	$5.11	$5.01	$4.83
46	$3.13	$3.13	$3.13	$3.12	72	$5.31	$5.27	$5.15	$4.94
47	$3.17	$3.17	$3.17	$3.16	73	$5.48	$5.44	$5.30	$5.05
48	$3.21	$3.21	$3.21	$3.20	74	$5.68	$5.62	$5.46	$5.16
49	$3.26	$3.26	$3.25	$3.24	75	$5.88	$5.82	$5.62	$5.27
50	$3.30	$3.30	$3.30	$3.29	76	$6.11	$6.03	$5.79	$5.38
51	$3.35	$3.35	$3.34	$3.33	77	$6.35	$6.25	$5.97	$5.49
52	$3.40	$3.40	$3.39	$3.38	78	$6.61	$6.49	$6.15	$5.59
53	$3.46	$3.45	$3.45	$3.43	79	$6.89	$6.74	$6.33	$5.69
54	$3.51	$3.51	$3.50	$3.48	80	$7.19	$7.01	$6.52	$5.78
55	$3.57	$3.57	$3.56	$3.54	81	$7.52	$7.30	$6.71	$5.87
56	$3.63	$3.63	$3.62	$3.60	82	$7.88	$7.61	$6.90	$5.95
57	$3.70	$3.70	$3.68	$3.66	83	$8.27	$7.94	$7.09	$6.03
58	$3.77	$3.76	$3.75	$3.72	84	$8.70	$8.28	$7.27	$6.09
59	$3.84	$3.83	$3.82	$3.78	85	$9.17	$8.64	$7.45	$6.15
60	$3.92	$3.91	$3.89	$3.85	86	$9.67	$9.01	$7.61	$6.21
61	$4.00	$3.99	$3.97	$3.92	87	$10.20	$9.39	$7.77	$6.25
62	$4.08	$4.07	$4.05	$4.00	88	$10.76	$9.76	$7.92	$6.29
63	$4.17	$4.16	$4.13	$4.08	89	$11.36	$10.14	$8.06	$6.33
64	$4.27	$4.26	$4.22	$4.16	90	$11.97	$10.52	$8.18	$6.36	]
65	$4.37	$4.36	$4.32	$4.24
66	$4.48	$4.46	$4.42	$4.33
67	$4.60	$4.58	$4.52	$4.43
68	$4.72	$4.70	$4.64	$4.52
69	$4.85	$4.83	$4.76	$4.62
70	$4.99	$4.96	$4.88	$4.72

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Variable Life Annuity Table

MALE

Monthly Payout for Each $1,000

of Annuity Account Value

	Without	With Guaranteed Period				Without	With Guaranteed Period
Age of Annuitant	Guaranteed period	5 years	10 years	15 years	Age of Annuitant	Guaranteed period	5 years	10 years	15 years

[45	$3.17	$3.17	$3.16	$3.16	71	$5.43	$5.38	$5.24	$4.99
46	$3.21	$3.21	$3.20	$3.19	72	$5.61	$5.55	$5.39	$5.09
47	$3.25	$3.25	$3.25	$3.24	73	$5.80	$5.74	$5.54	$5.20
48	$3.30	$3.30	$3.29	$3.28	74	$6.01	$5.93	$5.70	$5.30
49	$3.34	$3.34	$3.34	$3.32	75	$6.24	$6.15	$5.86	$5.41
50	$3.39	$3.39	$3.38	$3.37	76	$6.49	$6.37	$6.03	$5.51
51	$3.45	$3.44	$3.43	$3.42	77	$6.75	$6.61	$6.21	$5.61
52	$3.50	$3.50	$3.49	$3.47	78	$7.04	$6.86	$6.38	$5.70
53	$3.56	$3.55	$3.54	$3.52	79	$7.34	$7.13	$6.56	$5.79
54	$3.62	$3.61	$3.60	$3.58	80	$7.67	$7.40	$6.74	$5.88
55	$3.68	$3.68	$3.66	$3.64	81	$8.02	$7.69	$6.92	$5.95
56	$3.75	$3.74	$3.73	$3.70	82	$8.39	$8.00	$7.10	$6.03
57	$3.82	$3.82	$3.80	$3.76	83	$8.78	$8.31	$7.27	$6.09
58	$3.90	$3.89	$3.87	$3.83	84	$9.21	$8.64	$7.43	$6.15
59	$3.98	$3.97	$3.94	$3.90	85	$9.66	$8.98	$7.60	$6.20
60	$4.06	$4.05	$4.02	$3.97	86	$10.15	$9.34	$7.75	$6.25
61	$4.15	$4.14	$4.11	$4.05	87	$10.69	$9.70	$7.90	$6.29
62	$4.24	$4.23	$4.20	$4.13	88	$11.25	$10.07	$8.04	$6.33
63	$4.34	$4.33	$4.29	$4.22	89	$11.84	$10.44	$8.17	$6.36
64	$4.45	$4.44	$4.39	$4.30	90	$12.49	$10.82	$8.29	$6.38	]
65	$4.56	$4.55	$4.49	$4.39
66	$4.69	$4.66	$4.60	$4.49
67	$4.81	$4.79	$4.72	$4.58
68	$4.95	$4.92	$4.84	$4.68
69	$5.10	$5.06	$4.96	$4.78
70	$5.26	$5.22	$5.10	$4.88

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FLEXIBLE PREMIUM VARIABLE ANNUITY.

Contributions may be made until the Annuity Commencement Date or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page. First Great-West will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner’s Annuity Account Value or the Investment Segment Account Value according to the Payout Options provisions. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract.

This Contract is non-participating and is not eligible to share in First Great-West’s divisible surplus.

First Great-West Life & Annuity Insurance Company

A Stock Company

[50 Main Street, 10th Floor         White Plains, NY 10606]

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